Exhibit 99.1

GNC Holdings, Inc. Reaches Agreement with Lenders for Extension on Debt Maturity Dates

PITTSBURGH, May 15, 2020 – GNC Holdings, Inc. (NYSE: GNC), a global health and wellness brand that helps people live well, announced today that it has reached an agreement with required lender groups to extend the springing maturity dates for certain loans.

As previously disclosed, GNC’s Tranche B-2 term loan, FILO term loan and revolving credit facility feature springing maturities that, prior to today’s amendments, were to become due on May 16, 2020 if certain conditions were not satisfied. Due to COVID-19 related impacts on its business, the Company expected it would not be able to reduce the amount outstanding under the convertible notes to less than $50 million by May 16, a requirement to avoid the springing maturity.

As a result of discussions with its lenders, GNC entered into amendments to its loan agreements to extend the springing maturity dates for the term loan facility, FILO credit facility and revolving credit facility until August 10, 2020, subject to certain conditions that, if not met, would cause the extended springing maturity date to move forward to June 15, 2020.

The Company continues to explore all strategic options available to it to refinance and restructure its debt to drive business continuity and protect the long term financial interests of the Company and the interests of the Company’s key stakeholders. GNC will share additional updates when the Company’s Board of Directors has approved a specific alternative or transaction or determined that further disclosure is appropriate or legally required.

GNC’s founding principles of delivering high quality science-based health and wellness products remain strong and are more relevant in today’s environment than ever before. The Company remains committed to executing on its business strategies that will position it for long-term growth to the benefit of its stakeholders.

About Us

GNC Holdings, Inc. (NYSE: GNC) is a leading global health and wellness brand that provides high quality science-based products and solutions consumers need to live mighty, live fit, live long and live well.

The brand touches consumers worldwide by providing its products and services through company-owned retail locations, domestic and international franchise locations, digital commerce and strong wholesale and retail partnerships across the globe. GNC’s diversified, multi-channel business model has worldwide reach and a well-recognized, trusted brand. By combining exceptional innovation, product development capabilities and an extensive global distribution network, GNC manages a best in class product portfolio. As of March 31, 2020, GNC had approximately 7,300 locations, of which approximately 5,200 retail locations are in the United States (including approximately 1,600 Rite Aid licensed store-within-a-store locations) and the remainder are locations in approximately 50 countries.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can often be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding the Company’s strategy and outlook. While Company believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain and subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other things: the highly competitive industry in which we operate; unfavorable publicity or consumer perception of our products; product innovation; our exploration of new strategic initiatives; our manufacturing operations; relationships with our vendors; our distribution network and inventory management; our ability to develop and maintain a relevant omni-channel experience for our customers; the performance of, and our relationships with, our franchisees; the location of our stores; availability of raw materials; risks related to COVID-19 (novel coronavirus) and its impacts on our markets (including decreased customer traffic at malls and other places our stores are located); general economic conditions; the risk of delays, interruptions and disruptions in our global supply chain, including disruptions in supply due to COVID-19 (novel coronavirus) or other disease outbreaks; material claims or product recalls; regulatory compliance; the value of our brand name; privacy protection and cyber-security; our current debt profile and risks related to our capital structure; possible joint ventures; our key executives and employees; insurance; and tax rate risks. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a more detailed discussion of important factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020.

Contacts:

Investors:

Matt Milanovich

GNC

Matthew-Milanovich@gnc-hq.com

John Mills

ICR

John.Mills@icrinc.com

Media:

Rachel Rosenblatt / Rachel Chesley

FTI Consulting

GNCComms@fticonsulting.com

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